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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                 SCHEDULE 13G
                  Under the Securities Exchange Act of 1934
                             (Amendment No. 1)<F*>

                       UNIFIED FINANCIAL SERVICES, INC.
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                               (Name of Issuer)

                         Common Stock, $.01 par value
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                        (Title of Class of Securities)

                                Not Applicable
                             --------------------
                                (CUSIP Number)

                              December 31, 1999
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            (Date of Event which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                        [       ]    Rule 13d-1(b)
                        [   X   ]    Rule 13d-1(c)
                        [       ]    Rule 13d-1(d)

        <F*>The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                            Page 1 of 5 pages
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CUSIP No.  N/A                        Page 2 of 5 Pages
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1    NAMES OF REPORTING PERSONS/
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
     Kenneth D. Trumpfheller

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                  (a) / /
                                                  (b) / /

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
     United States


               5    SOLE VOTING POWER
NUMBER OF           410,000
SHARES
BENEFICIALLY   6    SHARED VOTING POWER
OWNED BY            -0-
EACH
REPORTING      7    SOLE DISPOSITIVE POWER
PERSON              410,000
WITH
               8    SHARED DISPOSITIVE POWER
                    -0-

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     410,000

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                       / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     14.3%<F1>

12   TYPE OF REPORTING PERSON
     IN


[FN]
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     <F1> Based upon 2,869,862 shares of Unified's Common Stock, $.01 par value, issued and outstanding as of December 31, 1999.


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CUSIP No.  N/A                          Page 3 of 5 Pages
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ITEM 1.   (a)  Name of Issuer:

               Unified Financial Services, Inc. ("Unified")

          (b)  Address of Issuer's Principal Executive Offices:

               431 North Pennsylvania Street
               Indianapolis, Indiana  46204-1873

ITEM 2.   (a)  Name of Person Filing:

               Kenneth D. Trumpfheller

          (b)  Address of Principal Business Offices or, if none,
               Residence:

               AmeriPrime Financial Services, Inc.
               175 Westwood Drive, Suite 500
               Southlake, Texas  76092

          (c)  Citizenship:

               United States

          (d)  Title of Class of Securities:

               Common Stock, $.01 par value

          (e)  CUSIP Number:

               Not Applicable

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13d-1(b) OR SECTIONS 240.13d-2(b) OR (c), CHECK WHETHER THE
          PERSON FILING IS A:

          (a) [ ] Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o)
          (b)  [  ] Bank as defined in Section 3(a)(6) of the Act (15
                    U.S.C. 78c)
          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)
          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 809-8)
          (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E)
          (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F)

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CUSIP No.  N/A                          Page 4 of 5 Pages
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          (g)  [  ] A parent holding company or control person, in
                    accordance with Section 240.13d-1(b)(ii)(G)
          (h)  [  ] A savings association as defined in Section 3(b)
                    of the Federal Deposit Insurance Act (12 U.S.C.
                    1813)
          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80-a-3)
          (j)  [  ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

ITEM 4.   OWNERSHIP.

          (a)  Amount Beneficially Owned:

               410,000

          (b)  Percent of Class:

               14.3%<F1>

          (c)  Number of shares as to which the person has:

               (i)   Sole power to vote or to direct the vote

                     410,000

               (ii)  Shared power to vote or to direct the vote

                     -0-

               (iii) Sole power to dispose or to direct the disposition
                     of

                     410,000

               (iv) Shared power to dispose or to direct the disposition of

                     -0-

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON.

          Not Applicable

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CUSIP No.  N/A                          Page 5 of 5 Pages
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ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
          ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
          COMPANY.

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable

ITEM 10.  CERTIFICATIONS.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                         SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth on this statement is true, complete and correct.


                                          February 10, 2000
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                                                Date


                                     /s/ Kenneth D. Trumpfheller
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                                              Signature


                                        Kenneth D. Trumpfheller
                              ----------------------------------------
                                              Name/Title